Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10KSB of Cytta Corp., of our report dated November 29, 2007 on our audit of the financial statements of Cytta Corp. as of September 30, 2007and 2006, and the related statements of operations, stockholders’ equity and cash flows for September 30, 2007 and inception May 30, 2006 through September 30, 2007 and the years then ended, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

December 26, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501